Exhibit 99.1

Media:	Jennifer Luddy	Investors:	Valerie Haertel
	(201) 269-6402		(201) 269-5781
	Jennifer_luddy@medco.com		valerie_haertel@medco.com

Medco Awarded BCBSA Federal Employees Program™

Mail-Service Pharmacy Benefit Management Contract

Three-Year Agreement Covers More Than 4 Million Members

FRANKLIN LAKES, N.J., June 6, 2007 – The Blue Cross and Blue Shield Association’s (BCBSA) government-wide Service Benefit Plan, also known as the Federal Employee Program™ (FEP), today announced that it has awarded administration of its mail-service and specialty prescription drug program to Medco Health Solutions, Inc. (NYSE:MHS), effective January 1, 2008 through December 31, 2010.

Medco will administer a government-wide mail-service and specialty pharmacy benefit program for more than 4 million federal employees, retirees and their families enrolled in the FEP Standard Option Benefit.

“Medco appreciates the opportunity to again serve FEP, and we look forward to working with the BCBSA to ensure access to high-quality, affordable drug benefits with world-class service to all FEP members,” said David B. Snow Jr., Medco chairman and chief executive officer. “This award involves approximately 11 million mail prescriptions annually, and they will be delivered using Medco’s leading-edge technologies and advanced pharmacy practices, creating superior value for FEP, clinically and financially.”

About Medco

Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked pharmacy benefit manager on the 2006 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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